Exhibit 5.3

201 ST. CHARLES AVENUE
SUITE 3600
NEW ORLEANS, LOUISIANA
70170
PHONE:	504.566.5200
FAX:	504.636.4000
www.bakerdonelson.com

March 30, 2015

VIA FEDEX

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

and each of the Louisiana Companies (as defined below)

c/o Caesars Growth Properties Holdings, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Re:	Exchange of 9.375% Second-Priority Senior Secured Notes due 2022

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Jazz Casino Company, L.L.C. (“Jazz”) and JCC Fulton Development, L.L.C. (“JCC Fulton”), each a Louisiana limited liability company (collectively, the “Louisiana Companies”), Caesars Growth Properties Holdings, LLC (“CGPH”), and Caesars Growth Properties Finance, Inc. (“CGPF”, and together with CGPH and the Louisiana Companies, the “Companies”), with the filing by the Companies (and certain other subsidiaries of CGPH) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange of outstanding 9.375% Second-Priority Senior Secured Notes due 2022 issued in a private offering on April 17, 2014 and certain related guarantees (the “Original Notes”), for a like aggregate amount of registered 9.375% Second-Priority Senior Secured Notes due 2022 and certain related guarantees (the “Exchange Notes”) to be issued under the Indenture dated as of April 17, 2014 (the “Original Indenture”) between CGPF, CGPH, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of May 20, 2014 (the “First Supplemental Indenture”) between CGPH, CGPF, the Louisiana Companies, certain other subsidiary guarantors, and the Trustee, as trustee. The Original Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the “Indenture”. The transaction contemplated under the Registration Statement is referred to as the “Exchange”.

ALABAMA    FLORIDA    GEORGIA     LOUISIANA    MISSISSIPPI    TENNESSEE    TEXAS    WASHINGTON, D.C.

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

March 30, 2015

ARTICLE I

BACKGROUND

1.1 Proceedings. In our capacity as special Louisiana counsel, we are familiar with the proceedings taken and proposed to be taken by the Louisiana Companies in connection with the Exchange and the authorization and issuance of the guarantees of the Exchange Notes, all as referenced in the Registration Statement. For purposes of this Opinion Letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

1.2 Transaction Documents. We have acted as local Louisiana counsel to the Louisiana Companies in connection with the review or preparation of the following documents relating to the Exchange:

(a) the Registration Statement;

(b) the Original Indenture;

(c) the Supplemental Indenture; and

(d) the Registration Rights Agreement dated April 17, 2014 among CGPH, CGPF, and Citigroup Global Markets Inc., as supplemented by the Joinder Agreement to Registration Rights Agreement dated May 20, 2014 among CGPH, CGPF, Citigroup Global Markets Inc., and certain subsidiaries including the Louisiana Companies.

The documents described in items (b) through (d) above are referred to in this Opinion Letter as the “Transaction Documents.”

1.3 Authority Documents. For purposes of rendering our opinion set forth herein, we have also examined originals or copies of the following documents (collectively, the “Authority Documents”):

(a) Second Amended and Restated Articles of Organization of Jazz dated March 29, 2001;

(b) Second Amended and Restated Operating Agreement of Jazz dated March 29, 2001;

(c) Certificate of Good Standing of Jazz dated March 27, 2015;

(d) Articles of Amendment to Articles of Organization of JCC Fulton dated October 26, 1998, as amended by the Second Amendment to the Articles of Organization of JCC Fulton dated August 12, 1999;

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

March 30, 2015

(e) Second Amended and Restated Operating Agreement of JCC Fulton dated March 29, 2001;

(f) Certificate of Good Standing of JCC Fulton dated March 27, 2015;

(g) Joint Written Consent of the Sole Member in Lieu of a Meeting dated May 20, 2014, as applicable to each of the Louisiana Companies; and

(h) such other documents, agreements, instruments, certificates and records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.

1.4 Opining Jurisdiction. The law covered by the opinions expressed in this Opinion Letter (the “Law”) is limited to the Law of the State of Louisiana (the “State”). We express no opinion concerning the Laws of any other jurisdiction, or the effect thereof. We further express no opinion concerning the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing.

1.5 Scope of Review. In connection with the opinions hereinafter set forth, we have limited the scope of our review of the documents related to the Exchange to photocopies of the Transaction Documents. In addition, in connection with the opinions hereinafter set forth, we have reviewed and relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including the Authority Documents and certificates of representatives of the Company, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Additionally, we have given consideration to such matters of law and fact, as we have deemed appropriate, in our professional judgment, to render such opinions.

1.6 Reliance Without Investigation. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

1.7 Actual Knowledge. As used in this Opinion Letter, the phrase “Actual Knowledge” means the conscious awareness of facts or other information, without inquiry, by the lawyer(s) in this firm primarily responsible for the representation of the Louisiana Companies.

ARTICLE II

ASSUMPTIONS

2.1 Assumptions. In rendering the opinions expressed herein, we have relied, without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, any legal conclusion expressed in the opinion:

(a)	Natural persons who are involved in the Exchange on behalf of the Louisiana Companies have sufficient legal capacity to enter into and perform the Exchange or to carry out their role in it.

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

March 30, 2015

(b)	The obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms.

(c)	Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. The form and content of all Transaction Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this Opinion Letter from the form and content of such Transaction Documents as executed and delivered.

(d)	Each Authority Document is accurate, complete, and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

(e)	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Authority Documents.

(f)	The Transaction Documents were duly authorized, executed and delivered by the parties thereto (other than the Louisiana Companies).

We have no Actual Knowledge that the foregoing assumptions are false. We have no Actual Knowledge of facts that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

ARTICLE III

OPINIONS

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the following opinions:

3.1 Based solely on the Authority Documents, each of the Louisiana Companies is validly existing and in good standing under the laws of the State of Louisiana.

3.2 Each of the Louisiana Companies has the limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, including the guarantee of the Exchange Notes.

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

March 30, 2015

3.3 The execution and delivery by each of the Louisiana Companies of the Transaction Documents to which it is a party and the performance by such Louisiana Company of its obligations thereunder, including the guarantee of the Exchange Notes, (a) have been duly authorized by such Louisiana Company and (b) do not violate the Authority Documents of such Louisiana Company.

3.4 Each of the Louisiana Companies has duly executed and delivered the Transaction Documents to which it is a party.

ARTICLE IV

QUALIFICATIONS

Notwithstanding any provision in this Opinion Letter to the contrary, the foregoing opinions are subject to the following additional qualifications:

4.1 This Opinion Letter is subject to the effect of bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

4.2 This Opinion Letter is subject to the effect of general principles of equity, whether applied by a court of law or equity. No opinion is rendered herein regarding the availability of the remedies of specific performance or receivership.

4.3 We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

ARTICLE V

ADDITIONAL CONSIDERATIONS

5.1 Disclaimer of Implied Opinions. This Opinion Letter is presumed to deal only with the specific legal issues that are addressed by it. Accordingly, any express opinion concerning a particular legal issue is presumed not to address any other matters. Even if this presumption against opinion by implication can be overcome by compelling rebuttal, the legal issues specified in the foregoing paragraphs are covered only if and to the extent any such issue is specifically addressed in this Opinion Letter.

5.2 Expression of Professional Judgment. The opinions contained in this Opinion Letter are expressions of professional judgment regarding the legal matters addressed and not guarantees that a court will reach any particular result.

Caesars Growth Properties Holdings, LLC

Caesars Growth Properties Finance, Inc.

March 30, 2015

5.3 Effective Date; No Obligation to Update. This Opinion Letter is rendered as of its date, and we express no opinion as to circumstances or events which may occur subsequent to the date that the Registration Statement is declared effective. Further, we undertake no, and hereby disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or Opinions set forth herein.

5.4 Reliance. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. The opinions expressed in this letter are for the benefit of the addressees and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. Additionally, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the validity of the Exchange Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC